                                                                     EXHIBIT 1.1

                             UNDERWRITING AGREEMENT



                                                                  August 6, 1998



Armstrong World Industries, Inc.
313 West Liberty Street
Lancaster, Pennsylvania 17603

Dear Sirs and Mesdames:

      We (the "Manager") are acting on behalf of the underwriter or underwriters (including ourselves) named below (such underwriter or underwriters being herein called the "Underwriters"), and we understand that Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate initial offering price of 6.35% Senior Debentures due August 15, 2003 (the "Debt Securities"). The Debt Securities are also referred to herein as the Offered Securities. The Debt Securities will be issued pursuant to the provisions of an Indenture dated as of August 6, 1996 (the "Indenture") between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as successor to Mellon Bank, N.A., as Trustee (the "Trustee"), as amended.

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company the principal amount of Debt Securities set forth below opposite their names at a purchase price of 99.310% of the principal amount of Debt Securities, plus accrued interest, if any, from August 11, 1998 to the date of payment and delivery:

               Name                  Principal Amount of Debt Securities
               ----                  -----------------------------------

Chase Securities Inc. ..............                        $ 80,000,000
Morgan Stanley & Co. Incorporated ..                          54,000,000
BancAmerica Robertson Stephens .....                          33,000,000
HSBC Securities, Inc. ..............                          33,000,000
                                                            ------------
     Total                                                  $200,000,000
                                                            ============

          The Underwriters will pay for the Offered Securities upon delivery thereof at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m. New York time on August 11, 1998 , or at such other time, not later than 5:00 p.m. New York time on August 18, 1998, as shall be designated by the Manager. The time and date of such payment and delivery are hereinafter referred to as the Closing Date.

          The Offered Securities shall have the terms set forth in the Prospectus dated November 1, 1996, and the Prospectus Supplement dated August 6, 1998, including the following:

Terms of Debt Securities

        Maturity Date:          August 15, 2003

        Interest Rate:          6.35%

        Redemption Provisions:  The Offered Securities will not be redeemable prior to maturity.

        Interest Payment Dates: February 15 and August 15, commencing
                                February 15, 1999.
                                Interest accrues from
                                August 11, 1998.

        Form and Denomination:  Registered form in minimum denominations of $1,000.

        Price to Public:        99.910%

        Settlement and Trading: Book-entry only through DTC. The Offered
                                Securities will trade in DTC's same day funds settlement system

        Other Terms:            N/A

     All provisions contained in the document entitled Armstrong World Industries, Inc. Underwriting Agreement Standard Provisions (Debt Securities and Preferred Stock) dated August 6, 1998, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not an Offered Security shall not be deemed to be a part of this Agreement, (iii) all references in such document to a type of agreement that has not been entered into in connection with the transactions contemplated hereby shall not be deemed to be a part of this Agreement, (iv) notwithstanding Section 6(f) of such document, the Company may offer and sell $150,000,000 of its 6.50% Senior Notes due 2005 and (v) all costs and expenses incident to the printing and delivery to the Underwriters of any preliminary prospectus and the Prospectus and any amendments or supplements thereto shall be borne by the Underwriters.

     The Company and the Underwriters agree that the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement and the Prospectus consists of (i) the last paragraph of text on the cover page of the Prospectus Supplement, (ii) the last paragraph of page S-2 and (iii) the third paragraph, the second sentence of the fifth paragraph and the sixth paragraph under the caption "Underwriting".

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

               Very truly yours,

               CHASE SECURITIES INC.

               Acting severally on behalf of itself
               and the several Underwriters named herein

               By: /s/ Michael D. Digiacomo
                  -------------------------
               Name:   Michael D. Digiacomo
               Title:  Vice President



Accepted:

Armstrong World Industries, Inc.

By:    /s/ Frank A. Riddick
   ---------------------------------
   Name:   Frank A. Riddick
   Title:  Senior Vice President and
           Chief Financial Officer

                                       3